Exhibit 99.1

Press Release	Source: ProQuest Company

ProQuest Company Reaches Agreement with Lenders and Note Holders

Tuesday May 2, 6:12 pm ET

ANN ARBOR, Mich., May 2 /PRNewswire-FirstCall/ — ProQuest Company (NYSE: PQE - News), a publisher of information and education solutions, today announced it has reached an agreement with its bank lenders and private placement note holders in which both sets of creditors have granted the company a waiver of the company’s current defaults under its credit arrangements, including those arising as a result of the company’s ongoing accounting review.

Pursuant to this agreement, the banks and note holders will not exercise remedies available to them resulting from ProQuest’s defaults under its existing credit arrangements. This agreement continues through November 30, 2006, and is subject to ProQuest’s ongoing compliance with certain additional covenants. Under the terms of the agreement, this waiver would be extended to January 31, 2007 if certain conditions are met by the company.

The agreement also provides that availability under the company’s existing credit facilities will be permanently reduced to amounts currently outstanding under those facilities and that the company’s swingline facility will be cancelled. However, certain of the creditors have collectively made a new superpriority facility available to the company in an amount of up to $56 million for working capital financing, so long as the company is in compliance with the underlying terms and conditions of its credit agreements and waiver agreement.

The agreement also provides for the company to (i) grant a security interest in substantially all its and its domestic subsidiaries’ assets and to provide guarantees from all of its domestic subsidiaries with respect to the existing facilities, the private placement notes and the superpriority facility, (ii) pay interest at rates that are on average approximately 175 basis points higher than under the existing credit agreements, and (iii) pay various fees, including a waiver fee applicable only to the existing credit agreement of 25 basis points ($1.3 million), and a 100 basis point fee ($560 thousand) on the new superpriority facility. Under the terms of the agreement, the lenders have the right to review the company’s performance under this agreement on a monthly basis. In the event the company fails, during any of the monthly reviews, to meet the financial and other covenants to which it has agreed, the lenders have the right to declare the company in default, cease making additional advances and accelerate repayment of the debt.

The company intends to file the full text of the agreement with its bank lenders and private placement note holders with the Securities and Exchange Commission as part of a Form 8-K.

ProQuest Company also announced that the Securities and Exchange Commission (the “SEC”) has issued a formal order of investigation in connection with the company’s restatement of its financial results. ProQuest has been fully cooperating with the SEC and will continue to do so.

About ProQuest Company

ProQuest Company (PQE: NYSE) is based in Ann Arbor, Michigan, and is a publisher of information and education solutions. We provide products and services to our customers through three business segments: Voyager, Information and Learning and Business Solutions. Our Voyager segment is a leading provider of K-12 curriculum products, in-school core reading programs, reading and math intervention programs, and professional development programs for school districts throughout the United States. Through our Information and Learning segment, which primarily serves the education market, we collect, organize and publish content from a wide range of sources including newspapers, periodicals and books. Our Business Solutions segment is primarily engaged in the delivery in electronic form of comprehensive parts and service information to the automotive market. Its products transform complex technical data, like parts catalogs and service manuals, into easily accessed electronic information. For the world’s automotive manufacturers and their dealer networks, ProQuest also secures business-to-business information and retail performance management services.

Forward-Looking Statements

Some of the statements contained herein constitute forward-looking statements. These statements relate to future events, the results of our pending restatement process, or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our markets’ actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors you should specifically consider include, but are not limited to: the company’s ability to successfully conclude the review of its financial results, the discovery of additional restatement items, the ability to renegotiate the terms of its revolving credit agreement and senior notes in connection with defaults under such debt due to any potential restatement if further defaults occur, the outcome of the company’s and the Audit Committee’s continuing investigation of the accounting errors, increased debt level due to the acquisition of Voyager Learning, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation, decreased library and educational funding/budgets, the ability to successfully integrate the Voyager Learning acquisition, the ability to successfully close and integrate other acquisitions, demand for ProQuest’s products and services, success of ongoing product development, maintaining acceptable margins, ability to control costs, the impact of federal, state and local regulatory requirements on ProQuest’s business, including K-12 and higher education, and automotive, the impact of competition and the uncertainty of economic conditions in general, the ability to successfully attract and retain customers, sell additional products to existing customers, and win new business due to changes in technology, the ability to maintain a broad customer base to avoid dependence on any one single customer, K-12 enrollment and demographic trends, the level of educational funding, the level of education technology investments, the company’s ability to obtain OEM data access agreements, the company’s ability to obtain financing, global economic conditions, financial market performance, and other risks listed under “Risk Factors” in our regular filings with the Securities and Exchange Commission. In some cases, you can identify forward- looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” “priorities,” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. We undertake no obligation to update any of these statements.

Source: ProQuest Company